BOULDER SPECIALTY BRANDS STOCKHOLDERS

APPROVE ACQUISITION OF SMART BALANCE®

Combined company to adopt Smart Balance® name

LONGMONT, CO (May 18, 2007) – Boulder Specialty Brands, Inc. (“Boulder”) (OTCBB: BDSBU; BDSB; BDSBW) announced today that its stockholders have approved Boulder’s previously announced proposed acquisition of GFA Holdings, Inc. (“GFA”), the owner of GFA Brands, Inc., maker of Smart Balance® and Earth Balance® heart-healthy food products and other established brands.

Stockholders also approved a number of related proposals, including a proposal to change the combined company’s name to Smart Balance, Inc., as well as the company’s proposed stock incentive plan for employees.

Of the 11,439,610 eligible common shares voted at the meeting (representing 89.6% of shares entitled to vote on the merger proposal), 99.9% voted in favor of the acquisition, with only 500 shares abstaining from the vote. No holders of shares issued in the company’s initial public offering voted against the acquisition and none elected to have such shares converted into a pro rata portion of the IPO trust account.

Boulder plans to complete the acquisition of GFA within the next several days. Soon thereafter, the company intends to apply for listing on NASDAQ under the symbol SMBL.

The acquisition of GFA and related proposals were described in a proxy statement Boulder filed with the SEC. Investors and security holders are advised to read the proxy statement carefully because it contains important information. Investors and security holders may obtain such materials and other documents filed by Boulder from the SEC’s web site at http://www.sec.gov.

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Boulder and does not constitute an offer to sell or a solicitation of an offer to purchase any securities of Boulder. Investors and security holders of Boulder are urged to read the proxy statement because it contains important information about Boulder, GFA and the acquisition of GFA.

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BOULDER NEWS RELEASE

May 18, 2007

Boulder was formed for the specific purpose of consummating a business combination in the food or beverage industries. In December 2005, Boulder completed its initial public offering. GFA, based in Cresskill, New Jersey, markets various foods under the Smart Balance®, Earth Balance®, Smart Beat® and other brand names. GFA is a licensee of Brandeis University for its patented oil blend to help improve HDL/LDL cholesterol ratios.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Boulder, GFA and their combined business after completion of the proposed acquisition. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Boulder’s and GFA’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the successful completion of the GFA acquisition, private placement and debt financing; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the businesses in which GFA is engaged; demand for the products and services that GFA provides; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Boulder’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Boulder nor GFA assumes any obligation to update the information contained in this press release.

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Public & Investor Relations Contact:

Kirk Brewer

Core Communications Partners

214.213.5495